UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 7, 2022

TIMKENSTEEL CORPORATION (Exact name of registrant as specified in its charter)

Ohio	1-36313	46-4024951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1835 Dueber Avenue, SW, Canton, OH 44706
(Address of Principal Executive Offices) (Zip Code)

(330) 471-7000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	TMST	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On July 7, 2022, TimkenSteel Corporation (the “Company”) entered into an agreement to purchase a group annuity contract from The Prudential Insurance Company of America (“Prudential”) to settle approximately $250 million of the Company’s approximate $800 million in U.S. pension obligations under the TimkenSteel Corporation Bargaining Unit Pension Plan (the “Pension Plan”). In connection with the agreement, Prudential will pay future benefits under the group annuity contract starting October 1, 2022 for a specified group of retirees and beneficiaries who are currently receiving payments from the Pension Plan. Benefits payable to the retirees and beneficiaries and to other Pension Plan participants will not be reduced as a result of this transaction. The group annuity contract will be purchased using existing assets of the Pension Plan and requires no cash contribution from the Company. The Company expects to realize a non-cash pension settlement gain of approximately $2 million in the third quarter of 2022.

A copy of the press release issued by the Company related to the purchase of the group annuity contract is attached hereto as Exhibit 99.1. The press release is also available on the Company’s website at timkensteel.com.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 The Company’s press release dated July 13, 2022 announcing the purchase of a group annuity contract.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMKENSTEEL CORPORATION

Date: July 13, 2022	By:	/s/ Kristopher R. Westbrooks
Kristopher R. Westbrooks
Executive Vice President and Chief Financial Officer